                                                                     Exhibit 2.2




                          PURCHASE AND SALE AGREEMENT

                            DATED DECEMBER 31, 1996

                                    BETWEEN

                                 ROCKLAND, L.P.
                                   AS SELLER

                                      AND

                             LOMAK PETROLEUM, INC.
                                    AS BUYER

                                TABLE OF CONTENTS
ARTICLE I PURCHASE AND SALE.......................................................1
   1.01 - PURCHASE AND SALE.......................................................1
   1.02 - EXCLUDED ASSETS.........................................................2
   1.03 - EFFECTIVE TIME..........................................................2
ARTICLE II PURCHASE PRICE.........................................................2
   2.01 - PURCHASE PRICE..........................................................2
   2.02 - ADJUSTMENTS TO PURCHASE PRICE...........................................3
ARTICLE III REPRESENTATIONS AND WARRANTIES........................................4
   3.01 - REPRESENTATIONS AND WARRANTIES OF SELLER................................4
   3.02 - REPRESENTATIONS AND WARRANTIES OF BUYER.................................6
ARTICLE IV COVENANTS..............................................................7
   4.01 - COVENANTS OF SELLER.....................................................7
   4.02 - COVENANTS OF BUYER......................................................9
ARTICLE V TITLE MATTERS AND DEFECTIVE INTERESTS..................................10
   5.01 - DEFENSIBLE TITLE.......................................................10
   5.02 - DEFECTIVE..............................................................12
   5.03 - BUYER'S RIGHT OF INSPECTION............................................13
   5.04 - NOTICE OF DEFECTIVE INTERESTS..........................................15
   5.05 - ARBITRATION PROCEDURES.................................................16
   5.06 - EFFECT OF DEFECTIVE INTERESTS ON CLOSING...............................17
ARTICLE VI CONDITIONS TO CLOSING.................................................18
   6.01 - SELLER'S CONDITIONS....................................................18
   6.02 - BUYER'S CONDITIONS.....................................................19
ARTICLE VII CLOSING..............................................................19
   7.01 - CLOSING................................................................19
   7.02 - CLOSING OBLIGATIONS....................................................20
ARTICLE VIII OBLIGATIONS AFTER CLOSING...........................................21
   8.01 - POST-CLOSING ADJUSTMENTS...............................................21
   8.02 - SALES TAXES AND RECORDING FEES.........................................22
   8.03 - FURTHER ASSURANCES.....................................................22
   8.04 - BUYER'S POST-CLOSING OBLIGATIONS.......................................22
   8.05 - SELLER'S POST-CLOSING OBLIGATIONS......................................24
   8.06 - FILES AND RECORDS......................................................25
   8.07 - DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES..........................25
   8.08 - WAIVER OF DTPA.........................................................26
   8.09 - SURVIVAL...............................................................26
ARTICLE IX TERMINATION OF AGREEMENT..............................................27
   9.01 - TERMINATION............................................................27
   9.02 - LIABILITIES............................................................27
ARTICLE X EARNEST MONEY..........................................................28
ARTICLE XI INDEMNIFICATION.......................................................28
   11.01 - RIGHT TO EMPLOY COUNSEL...............................................28
   11.02 - CLAIM REIMBURSEMENT AND REDUCTION.....................................29
ARTICLE XII GENERAL..............................................................29
   12.01 - EXHIBITS..............................................................30
   12.02 - EXPENSES..............................................................30
   12.03 - NOTICES...............................................................30
   12.04 - AMENDMENTS............................................................30
   12.05 - HEADINGS..............................................................30

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
   12.06 - COUNTERPARTS..........................................................31
   12.07 - REFERENCES............................................................31
   12.08 - GOVERNING LAW.........................................................31
   12.09 - ENTIRE AGREEMENT......................................................31
   12.10 - PARTIES IN INTEREST...................................................31
   12.11 - ASSIGNMENTS...........................................................31
   12.12 - PUBLIC ANNOUNCEMENTS..................................................31
   12.13 - NOTICES AFTER CLOSING.................................................31
   12.14 - SEVERABILITY..........................................................32
   12.15 - TIME IS OF THE ESSENCE................................................32

Exhibit "A" - Easements and Surface Agreements

Exhibit "B" - Facilities Description

Exhibit "C" - Contracts

Exhibit "D" - Litigation

Exhibit "E" - Additional Permitted Encumbrances

Exhibit "F" - Form of Conveyance

                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement (this "Agreement") dated as of the 31st day of December, 1996 is executed by ROCKLAND, L.P., a Texas limited partnership, the general partner of which is Esperanza Pipeline, Inc. a Delaware corporation ("Seller") and LOMAK PETROLEUM, INC., a Delaware corporation ("Buyer").

         In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

         1.01 - PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and pay for the following described assets (hereinafter referred to as the "Properties"):

                  (a) All of the rights-of-way, easements, surface use agreements and other agreements described on Exhibit "A" attached hereto and made a part hereof together with any other easement, surface use agreement or other similar agreement relating to the Facilities (defined below) held by Seller and not described on Exhibit "A" hereto (in the aggregate the "Easements").

                  (b) All of those certain plants, pipelines and related separating equipment and meter stations, compressors and compressor stations, valves, pumps, and other equipment, personal property and fixtures described on Exhibit "B" attached hereto and made a part hereof (collectively the "Facilities").

                  (c) All of the Contract Rights (defined below) under those certain contracts described on Exhibit "C" attached hereto and made a part hereof together with all other gas purchase agreements, transportation agreements, gathering agreements, marketing agreements and other similar agreements relating to gas moved through the Facilities and not described on Exhibit "C" attached hereto (in the aggregate the "System Contracts").

                  (d) All of Seller's right, title and interest in and to all of the environmental and other governmental (whether federal, state or local) permits, licenses. orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Facilities (the "Permits"), including without limitation those described on Exhibit "C" attached hereto and made a part hereof.

                  (e) Any office building, district office, or similar facility used in connection

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         with or relating to the Properties and the entire furnishing and contents thereof (other than the Records).

                  (f) Any vehicles used by Seller in the operation of the Properties.

                  (g) All inventory items related to the operation of the Properties.

                  (h) All of Seller's right, title and interest in and to all books, files, records, correspondence, studies, surveys, reports and other data in the actual possession or control of Seller relating to the operation of the Facilities, including without limitation all title records, customer lists, supplier lists, sales materials, promotional materials, operational records, technical records, production and processing records, division order and lease right-of-way files, accounting files and contract files (the "Records").

         As used herein, the term "Contract Rights" shall mean all rights, titles, interests, benefits and remedies in, to and under a contract, which under the terms of such contract inure to the benefit of Seller, together with all other rights titles, interests, benefits, obligations and remedies of Seller in, to and under the contract.

         1.02 - EXCLUDED ASSETS. Notwithstanding anything to the contrary contained herein, there is hereby excluded from this purchase and sale, and the Properties not cover or include any of the following:

                  (a) All accounts receivable related to the period prior to the Effective Time and all deposits with utilities made prior to the Effective Time and all claims, credits and causes of action of Seller arising under the System Contracts or otherwise attributable to the Properties which arise prior to the Effective Time and for which Seller has not otherwise received payment or an adjustment credit under the terms of this Agreement..

                  (b) Photocopies of any Records made by Seller.

         1.03 - EFFECTIVE TIME. The purchase and sale of the Properties shall be effective as of 7:00 a.m. on October 1, 1996, local time at the location of the Properties (herein called the "Effective Time").

                                   ARTICLE II

                                 PURCHASE PRICE

         2.01 - PURCHASE PRICE. The purchase price payable by Buyer for the Properties shall be FIFTY MILION AND NO/100DOLLARS ($50,000,000) (the "Purchase Price"), payable in cash at the Closing, inclusive of the cash payments represented by transfer of the Earnest Money to Seller.

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
         2.02 - ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be subject to adjustment as follows:

                  (a) The Purchase Price shall be adjusted upward as follows:

                           (i) The value of all merchantable, allowable condensate in storage at the Effective Time, which is sold and which is credited to the Properties and paid to Buyer, such value to be the actual price received less taxes and deductions by the purchaser;

                           (ii) The amount of all verifiable expenditures paid by Seller or any affiliate of Seller in connection with the operation of the Properties in accordance with this Agreement for work actually performed subsequent to the Effective Time, but specifically excluding any amounts attributable to Seller's overhead;

                           (iii) An amount equal to all prepaid ad valorem, property, production, severance and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom;

                           (iv) an aggregate amount equal to $12,500.00 per month (pro rated for partial months) for the period between the Effective Time and the Closing Date as reimbursement to Seller for costs incurred in operating and managing the Properties after the Effective Time;

                           (v) Any other amount agreed upon by Seller and Buyer.

                  (b) The Purchase Price shall be adjusted downward as follows:


                           (i) Proceeds and revenues received by Seller from the Properties which are attributable to the period after the Effective Time;

                           (ii) An amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing to the Properties prior to the Effective Time;

                           (iii) The amount of all verifiable expenditures paid by Buyer for work actually done and performed in connection with the Properties prior


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                                    to the Effective Time;

                           (iv) The aggregate amount of the Defect Value (defined below) of any Defective Interest (defined below) determined to exist in accordance with Article V hereof, to the extent the Defect Value of all such Defective Interests exceeds one half of one percent (1/2%) of the Purchase Price (without giving effect to this Section 2.02(b)(iv)); and

                           (v) Any other amount agreed upon by Seller and Buyer, including without limitation the amounts provided in Section 5.04(c).

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.01 - REPRESENTATIONS AND WARRANTIES OF SELLER. Except as provided below, Seller represents and warrants to Buyer as follows:

                  (a) Seller is a duly organized, validly existing limited partnership organized and in good standing under the laws of its state of formation and is qualified to do business in the State of Texas.

                  (b) Seller has all requisite power and authority, partnership, corporate and otherwise, to carry on its business as presently conducted, to enter into the Agreement, to sell and convey, free and clear of all adverse claims, the Properties on the terms described in the Agreement and to perform its other obligations under the Agreement.

                  (c) The execution and delivery of this Agreement has been, and the execution and delivery of all certificates, documents and instruments required to be executed and delivered by Seller at the Closing, and the consummation of the transactions contemplated hereby as of the Effective Time shall have been duly authorized by all necessary partnership and corporate action on the part of the Seller, and, assuming expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), no further authorization is required by any law, statute, regulation, court order or judgment applicable to Seller. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (d) The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby will not (i) violate, or be in conflict with, any provisions of Seller's agreement of limited partnership or governing documents, (ii) constitute a


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         material breach of, or any event of default under, any contract or agreement to which Seller is a party or by which it or its assets are bound, or constitute the happening of an event or condition upon which any other party to such a contract or agreement may exercise any right or option which will materially adversely affect any of the Properties (except any provision as to (A) required consents to transfer and related provisions, (B) maintenance of uniform interests provisions and
         (C) any other third-party approvals contemplated herein), (iii) assuming expiration or termination of the applicable waiting period under the HSR Act, violate any judgment, decree, order, statute, rule or regulation applicable to Seller, or (iv) result in any material liability to Buyer under the terms of any contracts or agreements, except those obligations related to the Properties after the Effective Time and assumed by Buyer pursuant to the terms of the Agreement.

                  (e) Except as shown on Exhibit "D" attached hereto and made a part hereof, no suit, action or other proceeding is pending before any court or governmental agency as of the date of this Agreement to which Seller is a party and which might result in substantial impairment or loss of Seller's title to any material part of the Properties or that might materially hinder or impede the operation of the Leases or the ability of Seller to perform its obligations hereunder.

                  (f) Seller holds such permits, governmental licenses, approvals, authorizations and exemptions, including environmental permits, that are necessary to carry on its business as presently conducted and all of same are transferable to Buyer. The Facilities, as currently operated by Seller, do not require certificate authority from the Federal Energy Regulatory Commission. Seller has complied with all of the laws, regulations and orders of the Texas Railroad Commission and the United States Department of Transportation affecting the Properties. While Seller has owned the Properties (the "Ownership Period"), all necessary reports required by any governmental agency with respect to the Properties have been timely, properly and accurately made.

                  (g) During the Ownership Period, all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Properties have been properly paid.

                  (h) Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

                  (i) The contracts described on Exhibit "C" hereto are the only material agreements which provide for the purchase, sale, gathering, delivery, compressing, transporting, processing, marketing or any other disposition of the gas through the Facilities, and the contracts described on Exhibit "C" hereto and the easements described on Exhibit "A" hereto are the only agreements relating to the Facilities which might require a consent to assign or contain a preferential right to purchase or similar provision.


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
                  (j) Seller is not a "foreign person" within the meaning of
         Section 1445 of the Internal Revenue Code of 1986, as amended.

                  (k) The Properties comprise all assets, equipment and agreements that are necessary to operate the Properties in the ordinary course of business as such business was conducted as of the Effective Time.

                  (l) Seller is not in material default under any of the System Contracts.

                  (m) Seller has complied with all terms of the Surface Lease ("Plant Lease") dated December 17, 1993 by and between Michael L. Foster, Pat A. Foster and Gary D. Foster (collectively "Grantor") and Seller.


         3.02 - REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to the Seller that:

                  (a) Buyer is a duly organized, validly existing corporation organized and in good standing under the laws of the State of its incorporation and is qualified to do business in the State of Texas.

                  (b) Buyer has all requisite power and authority, corporate and otherwise, to carry on its business as presently conducted, to enter into the Agreement, and to perform its obligations under the Agreement.

                  (c) The execution and delivery of this Agreement has been, and the execution and delivery of all certificates, documents and instruments required to be executed and delivered by Buyer at Closing, and the consummation of the transactions contemplated hereby as of the Effective Time shall have been duly authorized by all necessary corporate action on the part of the Buyer and, assuming expiration or termination of the applicable waiting period under the HSR Act, no further authorization is required by any law, statute, regulation, court order or judgment applicable to Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (d) The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby will not (i) violate, or be in conflict with, any provisions of Buyer's articles of incorporation, bylaws or governing documents, (ii) constitute a material breach of, or any event of default under, any contract or agreement to which Buyer is a party or by which it or its assets are bound, or constitute the happening of an event or condition upon which any other party to such a contract or agreement may exercise any right or option which will materially adversely affect the ability of Buyer to perform its obligations hereunder, (iii) assuming expiration or termination of the applicable waiting period under the HSR Act, violate any judgment, decree, order, statute, rule or regulation applicable to Buyer, or (iv) result in any material liability to Seller under the terms of any contracts or agreements to which Buyer is a party.

                  (e) No suit, action or other proceeding is pending before any court or governmental agency as of the date of this Agreement to which Buyer is a party and which might materially hinder or impede the ability of Buyer to perform its obligations hereunder. Buyer shall promptly notify Seller of any such proceeding arising prior to the Closing with respect to which Buyer receives actual notice.

                  (f) Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

                  (g) Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Properties for purchase, and is acquiring the Properties for its own account and not with the intent to make a distribution thereof within the meaning of the Securities Act of 1933 (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws.

                  (h) In entering into this Agreement, Buyer has relied solely on the express representations and covenants of Sellers in this Agreement, its independent investigation of, and judgment with respect to, the Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of Seller or any representatives of, or consultants or advisors engaged by Seller.

                                   ARTICLE IV

                                    COVENANTS

         4.01 - COVENANTS OF SELLER.  Seller agrees with Buyer that:

                  (a) Prior to the Closing, Seller will make available to Buyer for examination at a Seller's offices in Fort Worth, Texas, all title and other information relating to the Properties insofar as the same are in Seller's possession and will cooperate with Buyer in Buyer's efforts to obtain, at Buyer's expense, such additional information relating to the Properties as Buyer may reasonably desire, to the extent in each case that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party. Historical file information in Seller's possession regarding condensate which may have been spilled or disposed of on-site and the locations thereof; pits and pit closures; burials; landfarming; landspreading; underground injection; and solid waste disposal sites will be made available to Buyer for inspection prior to Closing. Seller shall permit representatives of Buyer to make such environmental tests as they deem appropriate, including without limitation Phase I and Phase II testing. Seller shall permit Buyer, at Buyer's expense, to inspect and photocopy such information and records at any reasonable time during the term of this Agreement but only to the extent, in each case, that Seller may do so without violating any obligation of confidence or contractual commitment to a third party. Seller shall not be obligated to furnish any updated abstracts, title opinions or additional title information, but shall cooperate with Buyer in Buyer's efforts to obtain, at Buyer's expense, such additional title information as Buyer may reasonably deem prudent.

                  (b) From the date of this Agreement, Seller shall furnish to Buyer and shall cause its independent auditors to furnish to Buyer all information regarding the Properties, Seller and its respective business, assets, properties, and financial condition which, in the reasonable judgment of Buyer and/or its legal counsel and independent auditors, is necessary to enable Buyer to comply with filing requirements under the Securities Act of 1933 (the "Act") and the Securities and Exchange Act of 1934 ("Exchange Act") to the extent deemed necessary by the Buyer and its representatives.


                  (c) From the date of this Agreement until Closing, Seller (i) will cause the Properties to be operated and maintained in a good and workmanlike manner consistent with prior practices, and will pay or cause to be paid all costs and expenses in connection therewith, (ii) will not abandon any of the Properties, (iii) will maintain insurance now in force with respect to the Properties, (iv) will comply with all the rules, regulations and orders of the Texas Railroad Commission and the United States Department of Transportation which are applicable to Seller and the Properties, and will timely, properly and accurately make all reports required to be filed with the Texas Railroad Commission and the United States Department of Transportation (v) will perform and comply with all the covenants and conditions contained in the System Contracts, and (vi) will pay all taxes and assessments with respect to the Properties which come due and payable prior to the Closing Date; provided, however, in the absence of Buyer's written consent, from the date of this Agreement until the Closing, Seller shall not conduct or authorize any operation on the Properties requiring an expenditure of $100,000 or more for the entire 100% of any single project (except emergency operations).

                  (d) Without the prior written consent of Buyer from the date of this Agreement until Closing, Seller shall not enter into any new agreements or commitments with respect to the Properties, will not modify or terminate any of the agreements relating to the Properties, shall not encumber, sell, transfer, assign, convey, or otherwise dispose of any of the Properties other than personal property which is replaced by equivalent property or consumed in the operation of the Properties, and will not voluntarily compromise any amounts payable to Seller due to any casualty loss or any pending or threatened taking related to the Properties..

                  (e) Seller shall use all reasonable efforts to maintain its partnership status and to assure that as of the Closing it shall not be under any material partnership, legal or contractual restriction that would prohibit or delay the timely consummation of this transaction.. With respect to any third-party consents and notices required under preferential rights to purchase provisions, Seller shall make requests of such third parties in compliance with applicable agreements, that such consents be given or waived and that such preferential rights be waived; provided however, nothing contained in this subsection of
         Section 4.01 shall require Seller to pay money or undertake any additional legal obligation.

                  (f) Seller shall permit Buyer's authorized representatives to consult with Seller and/or such third-party operator's agents and employees during reasonable business hours and to conduct, at Buyer's sole risk and expense, on-site inspections, environmental assessments, reasonable tests and inventories of the Properties as provided in
         Section 5.03 hereof.

                  (g) As promptly as practicable and in any event not more than ten (10) days following the date on which the parties hereto shall have executed and delivered this Agreement, Seller will file with the Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated hereby and will as promptly as practicable furnish any supplemental information which may be reasonably requested in connection therewith pursuant to the HSR Act. Seller shall bear one-half of the filing fees associated with filings made under the HSR Act and paid by Buyer or Seller.

                  (h) During the period from the date of this Agreement to the Closing Date, Seller shall use its best efforts to maintain its relationships with all suppliers, customers and others having business relationships with Seller with respect to the Properties so that such relationships will be preserved for Buyer on and after the Closing Date.

                  (i) Seller shall give Buyer notice of any litigation initiated by or against against Seller, of which Seller has notice, and which relates to the Properties or the ability of Seller to proceed to Closing.

         4.02 - COVENANTS OF BUYER. Buyer covenants and agrees with Seller as follows:

                  (a) Buyer shall use all reasonable efforts to maintain its corporate status and to assure that as of the Closing, it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of this transaction.

                  (b) As promptly as practicable and in any event not more than ten days following the date on which each of the parties hereto shall have executed and delivered this Agreement, Buyer will file with the Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated hereby and will as promptly as practicable furnish any supplemental information which may be reasonably requested in connection therewith pursuant to the HSR Act. Buyer shall bear one-half of the filing fees associated with filings made under the HSR Act and paid by Buyer or Seller

                  (c) Buyer shall exercise all due diligence in safeguarding and maintaining secure all engineering data, reports and maps, accounting records, and all other confidential data or information relating to the Properties in the possession of Buyer. If the transaction contemplated by this Agreement is not consummated, Buyer shall return to Seller all information which Seller has delivered to Buyer which relate to the Properties.

                  (d) Buyer shall give Seller notice of any litigation initiated by or against against Buyer, of which Buyer has notice, and which relates to the Properties or the ability of Buyer to proceed to Closing.


                                    ARTICLE V

                      TITLE MATTERS AND DEFECTIVE INTERESTS

         5.01 - DEFENSIBLE TITLE.

                  (a) As used herein, the term "Defensible Title" shall have the following meaning

                           (i) With respect to the Easements, Defensible Title means that subject to the Permitted Encumbrances (A) Seller owns all of the rights of the original grantee of the Easements free and clear of mortgages, liens, security interests, pledges, charges, encumbrances, claims, limitations, irregularities, burdens or defects, and is otherwise only subject to contractually binding arrangements which are conventional and which are customarily experienced in the oil and gas industry, (B) the Easements grant to the grantee the right to construct, maintain and operate the Facilities (C) all necessary consents, permissions, novations and approvals by third parties in connection with the sale and transfer of the Easements shall have been received, except those governmental consents customarily generated and received in the ordinary course of business at a Post-Closing date; and (D) with respect to preferential rights to purchase, waivers of such rights have been obtained, or the time period for exercising such right has expired without an exercise of such right;

                           (ii) With respect to the Facilities, Defensible Title means that (A) either (I) Seller constructed the particular component of the Facilities, or (II) Seller has acquired the rights of the person who originally constructed the particular component of the Facilities through a chain of one or more assignments, (B) the Facilities are located on Easements as to which Seller has Defensible Title, and (C) the rights of Seller to the Facilities are free and clear (except for Permitted Encumbrances) of mortgages, liens, security interests, pledges, charges, encumbrances, claims, limitations, irregularities, burdens or defects, and is otherwise only subject to contractually binding arrangements which are conventional and which are customarily experienced in the oil and gas industry.

                           (iii) With respect to the System Contracts,
                           Defensible Title means that subject to the Permittted Encumbrances (A) either (I) Seller was an original signatory to the contract, or (II) Seller has acquired the rights of an original signatory to the contract through a chain of one or more assignments,
                           (B) the rights of Seller under the contract are free and clear of mortgages, liens, security interests, pledges, charges, encumbrances, claims, limitations, irregularities, burdens or defects, and is otherwise only subject to contractually binding arrangements which are conventional and which are customarily experienced in the oil and gas industry; (C) all necessary consents, permissions, novations and approvals by third parties in connection with the sale and transfer of the System Contracts shall have been received; and (D) with respect to preferential rights to purchase, waivers of such rights have been obtained, or the time period for exercising such right has expired without an exercise of such right;

                  (b) The term "Permitted Encumbrances" as used herein shall mean:

                           (i) Any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance or operation of the Properties or for the purpose of processing oil, gas or other hydrocarbons, and (B) materialman's, mechanics', repairman's, employees', contractors', operators', or other similar liens or charges for liquidated amounts arising in the ordinary course of business
                                    (x) that Seller has agreed to assume or pay pursuant to the terms hereof, (y) for which Seller is responsible for paying or releasing at Closing, or (z) for which Buyer has agreed to assume or pay pursuant to the terms hereof;

                           (ii) Preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which prior to Closing (i) waivers or consent are obtained from the appropriate parties, (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights, and (iii) with respect to consent, such consent is not necessary to the validity of an assignment to Buyer and need not be obtained prior to an assignment;

                           (iii) Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

                           (iv) All rights to consent by, required notices to, filings with, or other actions by governmental entities if the same are customarily obtained subsequent to such sale or conveyance;

                           (v) Rights of reassignment in the event of intended release or surrender of any of the Properties;

                           (vi) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Properties which do not materially interfere with the operation of the Properties;

                           (vii)    Rights reserved to or vested in any
                                    municipality or governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of any governmental authority;

                           (viii) Such Title Defects (defined below) or other defects as Buyer has waived in writing or otherwise pursuant to this Agreemnt, or which individually and in the aggregate do not operate to interfere materially with the operation, value or use of the Properties; and

                           (ix) Those matters described on Exhibit "E" attached hereto and made a part hereof.

                  (c) The term "Title Defect" as used herein shall mean any encumbrances, encroachment, irregularity, defect in or objection to Seller's title to the Properties (expressly excluding Permitted Encumbrances), that alone or in combination with other defects renders Seller's title to the Properties less than Defensible Title.

         5.02 - DEFECTIVE INTERESTS.

         (a)      As used herein the term "Defective Interest" shall mean

                           (1) That portion of the Properties affected by a
                  Title Defect.;

                           (2) That portion of the Properties adversely affected
                  by Seller's material noncompliance with the laws, rules, regulations, ordinances or orders of any governmental agency or authority having jurisdiction over any portion of the Properties, including without limitation Environmental Laws (defined below) as may be reasonably determined in accordance with generally accepted industry practices and standards;

                           (3) That portion of the Properties adversely affected
                  by the default of Seller, or any other party, under an obligation under the Systems Contracts;

                           (4) That portion of the Properties with respect to
                  which any preferential right to purchase is exercised unless Buyer elects to receive the consideration received from the exercise of such preferential right to purchase;

                           (5) That portion of the Facilities which have a
                  defect (resulting from design, construction, wear or other reason) which will prevent the continued operation of the Facilities in accordance with prior practice;

                           (6) That portion of the Properties affected by any
                  suit, action or other proceeding before any court or government agency that would result in loss or impairment of Seller's title to any portion of the Properties, or a portion of the value thereof;

                           (7) That portion of the Properties destroyed by fire
                  or other casualty, or with respect to which there is a taking or threatened taking in condemnation or under the right of eminent domain, unless Buyer elects to receive the proceeds payable under any insurance policy covering such events; and

                           (8) Any Easement or Systems Contract which is not
                  valid and subsisting and in full force and effect.

                  (b) As used herein the term "Defect Value" shall mean the the reduction in value of the Properties caused by a Defective Interest.

         5.03 - BUYER'S RIGHT OF INSPECTION. Seller grants Buyer and its duly authorized representatives, contractors and subcontractors (collectively "Representatives") the limited right of entry to the Properties for the purpose of, inspecting the Properties in accordance with the terms of Section 4.01(e) hereof, ("Permitted Activities"), subject however, to the following conditions:

                  (a) Buyer shall notify Seller of its desire to enter the Properties to conduct Permitted Activities at least 48 hours prior to such entry.

                  (b) Upon receipt of such notice, Seller shall allow Buyer and its Representatives to enter the Properties during normal business hours to conduct Permitted Activities. The Permitted Activities of Buyer and its Representatives shall not unreasonably interfere with Seller's operations or business, and Buyer and its Representatives shall not remain on the Properties subsequent to the completion of their Permitted Activities. As soon as reasonably possible, Buyer shall provide Seller with a copy of all reports prepared for Buyer as a result of conducting Permitted Activities.

                  (c) The Permitted Activities shall be conducted in accordance with all applicable environmental and regulatory laws, rules and regulations, and commonly accepted standards for conducting such activities. Upon completion of its activity, Buyer and its Representatives shall restore the Property to its condition existing as of Buyer's entry thereon and remove all equipment and materials that were brought onto the Properties by Buyer and its Representatives. As soon as reasonably possible, Buyer shall provide Seller with a copy of all written reports prepared for Buyer as a result of conducting Permitted Activities.

                  (d) Buyer will be responsible for the conduct and protection of all persons involved in the Permitted Activities. Seller shall not have any right to control and shall not exercise any responsibility with respect to the Permitted Activities conducted by Buyer on the Properties, except that Seller shall have the right (but not the obligation) to prevent any damage to its property or disruption to its business. Buyer and its Representatives will undertake all measures reasonably necessary to protect all persons conducting the Permitted Activities on the Properties and any other persons who may enter the Properties during or after completion of the Permitted Activities.

                  (e) Neither Buyer nor its Representatives shall contact any federal, state, or local agency with respect to environmental conditions discovered on the Properties without the prior written permission and consent of Seller, except as may be otherwise required by applicable law, rule or regulation. Any proposal of Buyer or its Representatives to contact any federal, state, or local agency shall be delivered in writing to Seller for review and approval.

                  (f) BUYER AGREES TO FULLY INDEMNIFY, DEFEND, AND HOLD SELLER, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND CONTRACTORS HARMLESS FROM AND AGAINST ANY ALL CLAIMS, LIABILITIES, CAUSES OF ACTIONS, JUDGMENTS OR DEFENSE EXPENSES (INCLUDING REASONABLE ATTORNEYS FEES AND EXPERT EXPENSES) OF ANY PERSON, INCLUDING BUYER, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND CONTRACTORS, FOR

         (I) PERSONAL INJURY OR DEATH OF ANY PERSON, (II) DAMAGE TO THE PROPERTY OF SELLER, BUYER OR ANY OTHER PERSON, OR (III) ALL OTHER DAMAGES OR ECONOMIC LOSSES (INCLUDING ANY DAMAGES CAUSED BY THE NEGLIGENCE OF SELLER), ATTRIBUTABLE TO OR ARISING FROM THE PERMITTED ACTIVITIES, EXCEPT THER SHALL BE NO LIABILITY OF BUYER TO THE EXTENT ANY SUCH INJURY, DAMAGE, OR LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER.

         5.04 - NOTICE OF DEFECTIVE INTERESTS.

                  (a) Buyer shall give Seller notice of Defective Interests not later than twenty-one (21) days from the date of this Agreement. Such notice shall be in writing and shall include (i) a description of the Defective Interest (ii) the reason Buyer believes such Properties to be a Defective Interest, and (iii) the Defect Value asserted by Buyer with respect to the asserted Defective Interest. Buyer's notice(s) of Defective Interests shall not be effective unless and until the total of the asserted Defect Values for the asserted Defective Interests exceeds one-half of one percent (1/2%) of the Purchase Price. Buyer shall be deemed to have waived all Defective Interests of which Seller has not been given such notice within the time period prescribed in this Section 5.04(a).


                  (b) Upon being notified by Buyer pursuant to Section 5.04(a) of any asserted Defective Interest the Seller shall give written counter-notice to Buyer within five (5) days (i) that it either (A) will attempt to correct the asserted Defective Interest, or (B) does not intend to attempt to correct the Defective Interest; and (ii) whether it agrees or disagrees that the asserted Defective Interest exist, and (iii) whether it agrees or disagrees with the Defect Value asserted by the Buyer.

                  (c) If Seller gives counter-notice of intent to attempt to correct any asserted Defective Interest, it shall have a period of thirty (30) days from the receipt of the Buyer's notice (the "Cure Period") to attempt to correct such asserted Defective Interest at its own expense. The Closing shall not be extended, but to the extent that the Defect Value allocated to the Defective Interest when combined with the Defect Value of all other asserted Defective Interests exceeds one-half of one percent (1/2%) of the Purchase Price, a downward adjustment of the Purchase Price shall be made in such amount according to Section 2.02(b)(5). If Seller shall subsequently cure such Defective Interest within the Cure Period, such Defect Value as to which curative has been effected shall be a credit to Seller in the determination of the Final Settlement according to Section 8.01 hereof. If Seller is unable to cure such Defective Interest, Seller shall still have the right to assert the provisions of Sections 5.04 (d) and (e) below after Closing, in which case Buyer shall deposit the amount of the disputed Defect Value with the Escrow Agent according to Section 5.06(b) below.

                  (d) If Seller gives counter-notice (or notice after the Cure Period according to Section 5.04(c)) that it disagrees there is a Defective Interest, then the existence (and if it exists, the Defect Value), will be determined by arbitration pursuant to Section 5.05 hereof.

                  (e) If Seller gives counter-notice (or notice after the Cure Period according to Section 5.04(c)) that it disagrees with the Defect Value asserted by Buyer in connection with a Defective Interest, then the amount of the Defect Value will be determined by arbitration pursuant to Section 5.05 hereof.

                  (f) The failure of Seller to deliver written counter-notice shall be deemed to be notice that Seller (i) will not attempt to correct that asserted Defective Interest, (ii) agrees that there is a Defective Interest and (iii) agrees with the Defect Value asserted by the Buyer.

                  (g) In determining which portions of the Properties are Defective Interests, it is the intent of the parties to include, when possible, only that portion of the Properties affected by the defect.

         5.05 - ARBITRATION PROCEDURES. If any matter is required by this Article to be arbitrated, such arbitration shall be conducted as set forth in this Section 5.05.

                  (a) The parties shall jointly select an acceptable person as the sole arbitrator under this Agreement. If the parties are unable to agree upon the designation of a person as arbitrator, then either Seller or Buyer, or both such parties, may in writing request the American Arbitration Association to appoint a qualified arbitrator.

                  (b) Any arbitration hearing shall be held at a place in Fort Worth, Texas acceptable to the arbitrator.

                  (c) The arbitrator shall settle disputes regarding the existence of Defective Interests and/or the Defect Value thereof and Seller's attempts to correct any Title Defects in accordance with the Texas General Arbitration Act. Such arbitrator shall hear all arbitration matters arising under this Article V. The decision of the arbitrator shall be binding upon the parties, and may be enforced in any court of competent jurisdiction.
         Seller and Buyer, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the arbitrator shall be shared equally by Seller and Buyer.

                  (d) The arbitration shall commence within ten days after the arbitrator is selected as set forth in Section 5.05(a) above. In fulfilling his duties hereunder, the arbitrator shall be bound by the terms of this Agreement. In fulfilling any of his arbitration duties, the arbitrator may consider such other matters as in the opinion of the arbitrator are necessary or helpful to make a proper evaluation. Additionally, the arbitrator may consult with and engage disinterested third parties, including, without limitation, petroleum engineers, attorneys and consultants, to advise the arbitrator.

                  (e) If any arbitrator selected hereunder should die, resign or be unable to perform his duties hereunder the parties or if the parties are unable to agree, the American Arbitration Association shall select a replacement arbitrator. The aforesaid procedure shall be followed from time to time as necessary.

         5.06 - EFFECT OF DEFECTIVE INTERESTS ON THE CLOSING. If Buyer asserts any Defective Interests the following shall apply:

                  (a) The parties shall proceed to the Closing as provided in this Agreement if (i) Seller elects to cure the asserted defect according to Section 5.04(c), (ii) Buyer agrees to waive the relevant Defective Interest and purchase the Defective Interest notwithstanding the asserted Defective Interest, or (iii) Buyer and Seller agree to a Defect Value and the Purchase Price is reduced by such amount in accordance with Section 2.02(b) hereof.

                  (b) If any matter is referred to arbitration under Section
         5.05 of this Agreement and the Defect Value or Values asserted by Buyer with respect to the matters under arbitration when combined with all other Defective Interests totals less than ten percent (10%) of the Purchase Price (including an agreement by Buyer to waive any arbitration award which when combined with all other Defective Interests would exceed ten percent (10%) of the Purchase Price), then the parties shall proceed to Closing, the asserted Defective Interests shall be conveyed to Buyer, and the Closing Amount (defined below) shall be reduced by an amount equal to the asserted Defect Values of the asserted Defective Interests (the "Withheld Payment"). The Withheld Payment shall be placed in escrow with the same entity under essentially the same terms as the Earnest Money (defined below). The Withheld Payment shall be paid as follows:

                           (i) If the arbitrator decides that any Defective Interest asserted by the Buyer is not a Defective Interest, then the Withheld Payment with respect to the asserted Defective Interest shall be paid to the Seller.

                           (ii) If the arbitrator decides that any one or more of the Defective Interests asserted by the Buyer are in fact Defective Interests, then, the Withheld Payment, to the extent it, when combined with all other Defective Interests, exceeds one-half (1/2) of one percent (1/2%) of the Purchase Price up to the amount of the Defect Value, as determined by the arbitrator, shall be distributed to the Buyer, and the remainder, if any, shall be distributed to the Seller.

                  (c) If any matter is referred to arbitration under Section
         5.05 of this Agreement and the Defect Value asserted by Buyer with respect to the matters under arbitration when combined with all other Defective Interests totals ten percent (10%) of the Purchase Price or more, then, unless the parties otherwise agree, the Buyer waives its rights to an arbitration award which, when combined with all other Defective Interests exceeds ten percent (10%) of the Purchase Price, or this Agreement is terminated by Seller pursuant to Article IX hereof. If none of the foregoing occurs, the Closing shall be postponed until the arbitrator renders his final decision. After the arbitrator renders his final decision the parties shall proceed to the Closing, and the Purchase Price will be reduced by the Defect Value found by the arbitrator to the extent it, when combined with all other Defective Interests, exceeds one-half of one percent (1/2%) of the Purchase Price; provided however, nothing contained in this Section 5.06(c) shall be deemed to in any way modify or terminate Seller's or Buyer's conditions to Closing under Section 6.01(d) or 6.02(d).


                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         6.01 - SELLER'S CONDITIONS. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Seller:

                  (a) All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing; and Buyer shall have performed and satisfied all material obligations in all material respects required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

                  (b) No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement.

                  (c) All necessary consents, permissions, novations and approvals by third parties in connection with the sale and transfer of the Properties shall have been received prior to Closing, except those required consents, permissions, novations and approvals which are Permitted Encumbrances.

                  (d) Defective Interests will not reduce the Purchase Price by more than ten percent (10%).

                  (e) The waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

                  (f) All transactions contemplated by that certain Purchase and Sale Agreement of even date herewith between Cometra Energy, L.P., Cometra Production Company, L.P.

         and Buyer ( the "Producing Properties Agreement") shall have closed pursuant to the terms of the Producing Properties Agreement.

         6.02 - BUYER'S CONDITIONS. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Buyer:

                  (a) All representations and warranties of Seller contained in this Agreement (except for the representations and warranties set forth in Sections 3.01(k) and (l) shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing; and Seller shall have performed and satisfied all material agreements in all material respects required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

                  (b) No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the purchase and sale contemplated by this Agreement.

                  (c) All necessary consents, permissions, novations and approvals by third parties in connection with the sale and transfer of the Properties shall have been received prior to Closing, except those required consents, permissions, novations and approvals which are Permitted Encumbrances, but specifically including the consent to assign the Surface Lease (as defined in Section 8.05(d) below) from the Surface Owners (as defined in Section 8.05(d) below).

                  (d) Defective Interests will not reduce the Purchase Price by more than ten percent (10%).

                  (e) The waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

                  (f) All transactions contemplated by the Producing Properties Agreement shall have closed pursuant to the terms of the Producing Properties Agreement.

                                   ARTICLE VII

                                     CLOSING

         7.01 - CLOSING. Unless the parties hereto agree otherwise and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (herein called the "Closing") shall be held at the offices of Seller in Fort Worth, Texas, on the later of:

         (i) February 14, 1997;

         (ii) February 21, 1997, if the period to close the Producing Properties Agreement is extended to such date according to the terms of the Producing Properties Agreement;

         (iii) February 28, 1997, if the period to close the Producing Properties Agreement is extended to such date according to the terms of the Producing Properties Agreement; or

         (iv) Three (3) business days following the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act.

The date on which closing occurs is referred to herein as the "Closing Date."

         7.02 - CLOSING OBLIGATIONS. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

                  (a) Seller shall execute, acknowledge and deliver an assignment, bill of sale, and conveyance in recordable form (in sufficient counterparts to facilitate recording) sufficient to convey to Buyer the Properties with covenants of special warranty as to all Leases, such conveyance to be in the form attached hereto as Exhibit "F", provided, however, the assets described in Sections 1.01 (e), (f) and (g) hereof shall be transferred to Buyer on a form of conveyance or bill of sale reasonably acceptable to Buyer and Seller without warranty of title, AS IS, WHERE IS, and with all faults, and disclaiming all implied warranties.

                  (b) Seller shall prepare and deliver to Buyer and Seller and Buyer shall execute and deliver a settlement statement (herein called the "Preliminary Settlement Statement") that shall set forth the Closing Amount (as hereinafter defined) and each adjustment and the calculation of such adjustments used to determine such amount. The term "Closing Amount" shall mean the Purchase Price adjusted as provided in
         Section 2.02, using for such adjustments the best information then available. Seller shall deliver a draft of the Preliminary Settlement Statement to Buyer at least three (3) days prior to Closing.

                  (c) Buyer shall pay the Purchase Price other than the Earnest Money to Seller by wire transfer in immediately available funds.

                  (d) The Escrow Agent shall deliver the Earnest Money plus interest earned thereon to Seller.

                  (e) Seller shall deliver to Buyer, (1) a certificate signed by a responsible officer of the General Partner of Seller certifying that all of the representations and warranties of Seller made hereunder are true and correct at and as of Closing, as if made on the Closing Date,
         (2) a certified copy of the Executive Committee of the Board of Directors of the General Partner of Seller authorizing the transaction contemplated by the Agreement, such certified copy to show the dates of adoption and that on the Closing Date the resolutions have not been rescinded or modified, and (3) a Certificate of the Secretary of Seller showing the incumbency of the officers of the General Partner of Seller executing instruments on behalf of the General Partner of Seller.

                  (f) Buyer shall deliver to Seller (1) a certificate signed by a responsible officer of Buyer certifying that all of the representations and warranties of Buyer made hereunder are true and correct at and as of Closing, as if made on the Closing Date, (2) a certified copy of the Board of Directors resolution of Buyer authorizing the transaction contemplated by the Agreement, such certified copy to show the date of adoption and that on the Closing Date it has not been rescinded or modified, and (3) a Certificate of the Secretary of Buyer showing the incumbency of the officers of Buyer executing instruments on behalf of Buyer.

                  (g) Seller shall deliver to Buyer all funds held in suspense by Seller with respect to the Properties together with a report in reasonable detail setting forth the reasons such funds are held in suspense.

                  (h) Seller shall have delivered to Buyer a favorable opinion of Murphy Mahon Keffler & Farrier, L.L.P., counsel to Seller, dated the Closing Date, substantially in the form of Exhibit "G" hereof.

                  (i) Buyer shall have delivered to Seller a favorable opinion of Rubin Baum Levin Constant & Friedman, counsel to Buyer, dated the Closing Date, substantially in the form of Exhibit "H" hereof.



                                  ARTICLE VIII

                            OBLIGATIONS AFTER CLOSING

         8.01 - POST-CLOSING ADJUSTMENTS.

                  (a) As soon as practicable after the Closing, but not later than 60 days after the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement ("Seller's Final Settlement Statement" ) setting forth each adjustment to Purchase Price that was not finally determined as of the Closing and showing the calculation of such adjustments. As soon as practicable after receipt of Seller's Final Settlement Statement, and no later than 90 days after the Closing Date, Buyer shall deliver to the Seller a written report containing any changes that Buyer proposes be made to Seller's Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such Post-Closing adjustment not later than 135 days after the Closing Date. If Buyer fails to propose any changes to the accounting set forth in the Seller's Final Settlement Statement, it shall be deemed that Buyer agrees with Seller's Final Settlement Statement. The final agreed price paid by Buyer to Seller for the Properties after all adjustments is hereinafter referred to as the "Final Purchase Price." The date upon which such agreement is reached or upon which the Final Purchase Price is established, shall be herein called the "Final Settlement Date".

                  (b) If Seller and Buyer are unable to agree upon the Final Sales Price within 135 days from the Closing Date, Price Waterhouse, independent public accountants, is designated to act as an arbitrator and to decide all points of disagreement with respect to the Final Sales Price, such decision to be binding upon both parties. If such firm is unwilling or unable to serve in such capacity, Seller and Buyer shall attempt to, in good faith, designate another acceptable person as the sole arbitrator under this Section . If the parties are unable to agree upon the designation of a person as substitute arbitrator, then Seller or Buyer, or both of them, may in writing request the American Arbitration Association to appoint the substitute arbitrator. The arbitration shall be conducted under the Texas General Arbitration Act and the rules of the American Arbitration Association to the extent such rules do not conflict with the terms of such Act and terms hereof. The costs and expenses of the arbitrator, whether the firm designated above, or a third party appointed pursuant to the preceding sentence shall be shared equally by Seller and Buyer. Within five (5) days after the decision of the arbitrator, the Buyer or Seller, as the case may be, shall promptly make a cash payment to the other equal to the sum as may be found to be due as the Final Sales Price. Notwithstanding the foregoing provisions of this Section 8.01(b), any questions with respect to a Defective Interest or Defect Value shall be resolved pursuant to the terms of Article V hereof.

         8.02 - SALES TAXES AND RECORDING FEES. Buyer shall pay all sales taxes occasioned by the sale of the Properties and all documentary, filing and recording fees required in connection with the filing and recording of any assignments.

         8.03 - FURTHER ASSURANCES. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action including payment of monies as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto or required by law.

         8.04 - BUYER'S POST-CLOSING OBLIGATIONS.

                  (a) If at any time subsequent to the Closing, Buyer comes into possession of money or property belonging to the Seller that was not previously accounted for by credit or adjustment according to this Agreement such money or other property shall be promptly delivered to the Seller.

                  (b) Buyer assumes all liabilities attributable to the Properties arising from, attributable to, or alleged to be arising from or attributable to a violation of, or the failure to perform any obligation imposed by any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any governmental authority pertaining to health or environment in effect where the Properties are located, regardless of when such violation or failure to perform occurred or is deemed to have occurred, EXCEPT THAT Buyer does not assume, and Seller shall retain any liability attributable to compliance with, violation of, or the failure to perform any obligation with respect to the Properties imposed by any Environmental Laws (as defined below) provided that such liability, when added to any liability of Cometra Energy, L.P. and Cometra Production Company, L.P. under the Producing Properties Agreement for the violation of, or the failure to perform any obligation imposed by any Environmental Law with respect to the assets covered by the Producing Properties Agreement, shall not exceed $8,000,000 in the aggregate (the "Aggregate Liability Amount"), if and only if (i) such liability or obligation occurred prior to the Effective Time, and (ii) Buyer has provided written notice of such liability or obligation specifying the location and nature of the such liability within 180 days from the Closing Date ("Environmental Liability"). Buyer does assume any liability attributable to compliance with, violation of, or the failure to perform any obligation with respect to the Properties imposed by, any Environmental Laws which occurred prior to the Effective Time and which is in excess of the Aggregate Liability Amount. In connection with this assumption of liability by Buyer, Buyer agrees that prior to Closing it will conduct such inspections of the properties as deemed necessary by it to fully evaluate the condition of the Properties. As used in this Agreement "Environmental Laws" means all laws, as they exist on the date hereof, relating to (a) the control of any pollutant or potential pollutant or protection of the air, water, land or the environment, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, or (c) exposure to hazardous, toxic, explosive, corrosive or other substances alleged to be harmful. "Environmental Laws" shall include, but not be limited to, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act 33 U.S.C.
         Section 1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C.
         Section 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 11001 et seq., the Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Safe Drinking Water Act, 42 U.S.C.
         Section 300f et seq., and the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.

                  (c) Except with respect to Environmental Liabilities defined in Section 8.04(b). Buyer assumes all duties and obligations of the owner of the Properties which accrue or arise from and after the Effective Time. Without limitation of the foregoing, Buyer assumes (i) all obligations of Seller under the Easements, System Contracts and Permits arising after the Effective Time, (ii) all accounts payable and contractual obligations incurred by Seller in accordance with this Agreement with respect to the Properties attributable to periods on or after the Effective Time, (iii) the obligation to make proper distribution of any suspense accounts transferred to Buyer in accordance with standard industry practice, regardless of whether the suspence funds accrued prior or subsequent to the Effective Time, (iv) all obligations to properly remove all pipe and equipment now located on the land subject to the Easements or hereafter placed on the Easements by

         Buyer, its successors and assigns, and cleanup and restore any property included in or affected by the Properties, and (v) all liabilities and obligations resulting from injury or death to persons and damage to property which occur after the Closing Date.

                  (d) If, pursuant to Section 4.01(d), Seller does not provide notice to any third parties under preferential rights to purchase provisions requesting waiver of such provisions, or if such request for waiver is made by Seller prior to Closing, but the third party's waiver of or election to exercise the preferential right is not due under the applicable agreement until after Closing, the affected Property shall be conveyed to and purchased by Buyer at Closing pursuant to the terms of this Agreement subject to the terms of the applicable preferential right to purchase. After Closing, Buyer shall, if necessary, provide notice to the appropriate third parties requesting waiver of the applicable preferential rights to purchase and/or comply with the terms of the preferential rights to purchase that are properly exercised after Closing, with Buyer receiving all consideration payable upon the exercise of such preferential rights to purchase.

                  (e) For a period of one (1) year after the Closing Date, Buyer, or its successor who expressly assumes its obligations and liabilities hereunder, shall maintain its corporate or other legal status and shall at all times own assets having a value net of liabilities of not less than $50,000,000.

                  (f) BUYER AGREES TO INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS SELLER, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY CLAIMS, LIABILITIES, LOSSES, DAMAGES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION, DAMAGE TO PROPERTY, OR INJURY OR DEATH OF PERSONS, COURT COSTS, REASONABLE ATTORNEY'S FEES AND EXPENSES OF EXPERTS) CAUSED BY, ARISING FROM OR ATTRIBUTABLE TO THE BREACH BY BUYER OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR THE OWNERSHIP OR OPERATION OF THE PROPERTIES AFTER THE EFFECTIVE TIME, REGARDLESS OF WHETHER SUCH CLAIMS, LIABILITIES, LOSSES, DAMAGES, COSTS OR EXPENSES ARE DUE IN WHOLE OR IN PART TO THE NEGLIGENCE OF SELLER.

         8.05 - SELLER'S POST-CLOSING OBLIGATIONS.

                  (a) If at any time subsequent to the Closing, Seller comes into possession of money or property belonging to the Buyer that was not previously accounted for by credit or adjustment according to this Agreement such money or other property shall be promptly delivered to the Buyer.

                  (b) Except for the obligations assumed by Buyer pursuant to
         Section 8.04 hereof, Seller shall be responsible for and discharge (i) Environmental Liabilities as defined in Section 8.04(b) hereof, and in connection therewith, Buyer shall allow Seller reasonable access to the Properties effected by the Environmental Liabilities to conduct clean-up and remedial operations, and (ii) all other claims, costs, expenses and liabilities with respect to the Properties which accrue or relate to the times prior to the Effective Time.

                  (c) For a period of one (1) year after the Closing Date, Seller, Cometra Energy, L.P., and Cometra Production Company, L.P. or any of their respective successors who expressly assumes its obligations and liabilities hereunder, shall maintain their partnership or other legal status and shall at all times collectively own assets having a value net of liabilities of not less than $50,000,000.

                  (d) After the Closing, Seller shall use its best efforts, but without any obligation to incur any costs or expenses by Seller, to cause the Grantors under the Plant Lease to confirm in writing that the Plant Lease is in full force and effect as of the Closing Date and that Seller is not in breach of any provision of the Plant Lease as of the Closing Date. Unless and until Seller has obtained and delivered such confirmation to Seller, SELLER AGREES TO INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS BUYER, ITS SUCCESSORS AND ASSIGNS, FROM AND AGAINST ANY LOSSES, DAMAGES, COSTS AND EXPENSES CAUSED BY, ARISING FROM OR ATTRIBUTABLE TO SELLER'S BREACH OF THE SURFACE LEASE PRIOR TO THE EFFECTIVE TIME.

                  (e) SELLER AGREES TO INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS BUYER, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY CLAIMS, LIABILITIES, LOSSES, DAMAGES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION, DAMAGE TO PROPERTY, OR INJURY OR DEATH OF PERSONS, COURT COSTS, REASONABLE ATTORNEY'S FEES AND EXPENSES OF EXPERTS) CAUSED BY, ARISING FROM OR ATTRIBUTABLE TO THE ENVIRONMENTAL LIABILITIES AS DEFINED IN SECTION 8.04(B), THE BREACH BY SELLER OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR THE OWNERSHIP OR OPERATION OF THE PROPERTIES PRIOR TO THE EFFECTIVE TIME (EXCEPT WITH RESPECT TO LIABILITIES EXPRESSLY ASSUMED BY BUYER UNDER THIS AGREEMENT).

         8.06 - FILES AND RECORDS.As soon as practicable after Closing, Buyer and Seller shall arrange for the delivery of the Records to Buyer. For a period of two years after the Closing Date Buyer shall allow Seller access to the Records during Buyer's normal business hours after Closing for the purpose of filing or amending a tax return or for any other legitimate business purpose; provided that any copies of Records made by Seller shall be at the sole expense of Seller.

         8.07 - DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES. The express representation and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. BUYER ACKNOWLEDGES THAT, EXCEPT FOR SELLER'S EXPRESS REPRESENTATIONS, WARRANTIES AND AGREEMENTS CONTAINED HEREIN, SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (I) THE ENVIRONMENTAL CONDITION OF THE ASSETS, (II) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (III) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (V) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND
(VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT THE PERSONAL PROPERTY, EQUIPMENT AND FIXTURES INCLUDED WITHIN THE ASSETS ARE TO BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

         8.08 - WAIVER OF DTPA. It is the intent of the parties that Buyer's rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices - Consumer Protection Act, Tex. Bus. & Ann. Section 17.41 et seq. (Vernon 1987 and Supp. 1994) (the "DTPA") or any similar statute of any jurisdiction that may be applicable to the transactions contemplated hereby. As such, Buyer hereby waives the applicability of the DTPA or any similar statute to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA or any similar statute; provided, however, Buyer does not waive Section 17.555 of the DTPA. Buyer acknowledges, represents and warrants that it is purchasing the assets covered by this Agreement for commercial or business matters; that it is able to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller. Buyer expressly recognizes that the price for which Seller has agreed to sell the assets and perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA or any similar statute and this waiver of the DTPA and any similar statute. Buyer further recognizes that Seller, in determining to proceed with the entering into of this Agreement has expressly relied on the provisions of this Section 8.08.

         8.09 - SURVIVAL. The representations, warranties, covenants, agreements and indemnities included or provided in Article III, in Article IV in Section 5.03(f), this
Article VIII, in Article X, in Article XI, in Article XII, and in the assignments and agreements to be delivered at the Closing shall survive the Closing for a period of one (1) year after the Closing Date. All other representations, warranties, covenants, certificates, instruments and agreements contained in or referred to in this Agreement shall terminate at Closing.


                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

         9.01 - TERMINATION. This Agreement and the transactions contemplated hereby may be terminated in the following instances:


                  (a) By Seller if the conditions set forth in Section 6.01 are not satisfied in all material respects or waived prior to the Closing Date;

                  (b) By Buyer if the conditions set forth in Section 6.02 are not satisfied in all material respects or waived prior to the Closing Date;

                  (c) By Seller if pursuant to Section 5.04 hereof Buyer gives Seller notice of Defective Interests having a Defect Value equal to or greater than ten percent (10%) of the Purchase Price and Buyer asserts a reduction to the Purchase Price according to Section 2.02(b)(iv) hereof that is in excess of ten percent (10%) of the Purchase Price;

                  (d) By Seller if Buyer does not deposit all of the Earnest Money with the Escrow Agent before 2:00 p.m. on January 2, 1997;

                  (e) By Seller if Buyer does not provide to Seller by 5:00 p.m. on January 2, 1997, a letter from a reputable financial institution that such financial institution is highly confident that Buyer can obtain financing for the Purchase Price at or prior to the Closing; or

                  (f) At any time by the mutual written agreement of Buyer and Seller.

         9.02 - LIABILITIES. Nothing contained in this Agreement shall limit Seller's or Buyer's legal or equitable remedies including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement contained herein and the right to enforce specific performance of this Agreement; provided however, (i) neither party hereto shall be liable to the other for consequential damages; (ii) if all conditions precedent to the obligation of Buyer to close have been satisfied, but Buyer refuses to close, Seller shall have the option to either pursue specific performance, receive the Earnest Money as liquidated damages and terminate this Agreement or pursue its actual damages, and if Seller receives the Earnest Money as liquidated damages pursuant to Article X hereof, then Seller shall have no further recourse against Buyer; (iii) if all conditions precedent to the obligation of Seller to close have been satisfied, but Seller refuses to close, Buyer shall have the option to either pursue specific performance, receive the Earnest Money as liquidated damages and terminate this Agreement or pursue its actual damages, and if Buyer receives the Earnest Money as liquidated damages pursuant to
Article X hereof, then Buyer shall have no further recourse against Seller and
(iv) Seller shall have no liability to Buyer if Buyer terminates this Agreement because any representation or warranty made by Seller herein is incorrect.

                                    ARTICLE X

                                  EARNEST MONEY

         Upon the execution of this Agreement, Buyer has deposited into escrow with Bank One,Texas, N.A. in Fort Worth, Texas (the "Escrow Agent"), the sum of money equal to Five Million and No/100 Dollars ($5,000,000) (the "Earnest Money"). At Closing, the Earnest Money, less any costs or fees incurred, plus any interest earned thereon shall be applied against the Purchase Price. If this transaction fails to close due to any breach by Buyer of the terms, conditions, representations and warranties found in this Agreement, then at the election of Seller, the Earnest Money and all interest earned thereon may be delivered to Seller as liquidated damages. If this transaction fails to close, due to any breach by Seller of the terms, conditions, representations and warranties found in this Agreement, then the Earnest Money and all interest earned thereon shall be delivered to Buyer. If this transaction fails to close for any other reason whatsoever, then the Earnest Money and all interest earned thereon shall be delivered to Buyer. Seller and Buyer agree to give the Escrow Agent joint instructions for the delivery of the Earnest Money, together with any interest earned thereon, in accordance with the terms of this Agreement

                                   ARTICLE XI

                                 INDEMNIFICATION

         11.01 - RIGHT TO EMPLOY COUNSEL.

                  (a) When any claim, action, or suit shall be filed or asserted in writing against any party which is indemnifiable under the terms of this Agreement, the indemnified party shall promptly notify the indemnifying party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto, and the indemnifying party shall, at its option, have the right to assume the defense thereof or participate in the defense thereof and to employ its own legal counsel in connection with such defense. Failure of the indemnified party to notify the indemnifying party of such claim, action, or suit within twenty (20) calendar days after notice to the indemnified party of such claim, action, or suit shall constitute a waiver of its rights under this Article, unless such failure to notify within such time period shall not prejudice the rights of the indemnifying party in respect of such claim, action or suit, in which case prompt notification as provided above shall be sufficient.

                  (b) The indemnified party shall have the right to employ counsel separate from counsel employed by the indemnifying party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the indemnified party shall be at the sole expense of the indemnified party unless (i) the indemnifying party shall have elected not or shall have failed to assume or participate in the defense thereof, (ii) the employment thereof has been specifically authorized by the indemnifying party in writing, or
         (iii) the parties to any such action (including any impleaded parties) include both the indemnifying and indemnified party, and the indemnified party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party (in any which case (i), (ii) or (iii) above the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party and the fees and expenses of such counsel employed by the indemnified party shall be at the sole expense of the indemnifying party).

                  (c) Prior to effectuating any settlement of any such action or proceeding, the indemnified party shall furnish the indemnifying party with written notice of any proposed settlement in sufficient time to allow the indemnifying party to act thereon. The indemnifying party shall not be liable for any settlement of any such action or proceeding effected without the written consent of the indemnifying party. The indemnifying party shall not effect a settlement of any claim without the written consent of the indemnified party unless the indemnifying party secures the complete release of the indemnified party as a part of such settlement.




         11.02 - CLAIM REIMBURSEMENT AND REDUCTION.

                  (a) Should the indemnified party realize any benefit, including any tax benefit, resulting from any loss, liability, cost or damage for which such indemnified party has been indemnified under this Article, such indemnified party shall reimburse the indemnifying party, at the time such benefit is realized, an amount equal to the dollar amount of such benefit so realized.

                  (b) Any claim shall be reduced to the extent of any third party insurance or condemnation payment actually received by the indemnified party or, alternatively, at the option of the indemnified party, the rights of the indemnified party against any insurer or governmental unit with respect to such claim shall be assigned to the indemnifying party.

                                   ARTICLE XII

                                     GENERAL

         12.01 - EXHIBITS. All Exhibits are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits prior to and as of the execution of this Agreement.

         12.02 - EXPENSES. All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same including, without limitation, legal and accounting fees, costs and expenses.

         12.03 - NOTICES. All notices or communications required or permitted under this Agreement shall be in writing, and any notices or communications hereunder shall be deemed to have been duly made if delivered by (i) hand, (ii) overnight delivery service, (iii) telecopy, or (iv) three days after being placed in first class certified mail, postage prepaid, with return receipt requested to the following addresses:

         All notices to Seller shall be delivered to:

                           Rockland, L.P.
                           500 Throckmorton, Suite 2500
                           Fort Worth, Texas  76102
                           Telecopy:  817/877-4464

         All notices to Buyer shall be delivered to:

                           Lomak Petroleum, Inc.
                           500 Throckmorton, Suite 2100
                           Fort Worth, Texas  76102
                           Telecopy:  817/870-2316

The address at which any party hereto is to receive notice may be changed from time to time by such party by giving notice of the new address to all other parties hereto. Any notice or communication given by telecopy shall be promptly confirmed by delivery of a copy of such notice or communication by hand or overnight delivery service.

         12.04 - AMENDMENTS. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

         12.05 - HEADINGS. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

         12.06 - COUNTERPARTS. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

         12.07 - REFERENCES. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate or other entity.

         12.08 - GOVERNING LAW. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas.

         12.09 - ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

         12.10 - PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns; and except as otherwise stated herein, nothing contained in this Agreement, or implied herefrom, is intended to confer upon any other person or entity any benefits, rights or remedies.

         12.11 - ASSIGNMENTS. Neither Buyer nor Seller may assign all or any portion of their respective rights or delegate any portion of their duties hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld. Provided, however, that Buyer may assign this Agreement and its rights and duties hereunder to a wholly owned limited partnership, limited liability company or corporation.


         12.12 - PUBLIC ANNOUNCEMENTS. The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and exercise their best efforts to agree upon the text of a joint public announcement or statement to be made solely by Seller or Buyer, as the case may be; provided, however, if Seller or Buyer is required by law to make such public announcement or statement, then the same may be made without the approval of the other party. The opinion of counsel of either party shall be conclusive evidence of such requirement by law.

         12.13 - NOTICES AFTER CLOSING. Buyer and Seller hereby agree that each party shall notify the other of its receipt, after the Closing Date, of any instrument, notification or other document affecting the Properties while owned by such other party.

         12.14 - SEVERABILITY. If a court of competent jurisdiction determines that any clause or provision of this agreement is void, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions that are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

         12.15 - TIME IS OF THE ESSENCE. It is understood and agreed that time is of the essence in this Agreement.

         IN WITNESS WHEREOF, the parties have executed or caused the Agreement to be executed as of the day and year first above written.


                              ROCKLAND, L.P., a Texas limited partnership

                              By:      ESPERANZA PIPELINE, INC., a Delaware
                                       corporation

                              By:
                                   ---------------------------------------
                                       Mark W. Young, President


                                                             SELLER


                              LOMAK PETROLEUM, INC., a Delaware
                              corporation

                              By:
                                   ---------------------------------------
                                       John Pinkerton, President

                                                             BUYER